Exhibit 10.1

SETTLEMENT and RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”), dated May 18, 2016, by and between Lumber Liquidators Holdings, Inc. (“LL”) and Robert Martin Lynch (“Employee”), states as follows:

RECITALS:

WHEREAS, Employee has been employed by the Company pursuant to the terms of an Executive Employment Agreement dated December 17, 2010, and amendments thereto (the “Executive Employment Agreement,” attached hereto as Exhibit A);

WHEREAS, the Employee’s employment with the Company has concluded;

WHEREAS certain disputes have arisen between LL and Employee concerning certain of the terms and obligations provided for in the Executive Employment Agreement and other matters; and

WHEREAS, Employee and Company desire to settle any and all matters arising out of Employee’s employment with the Company, the cessation of Employee’s employment with the Company, and any other disputes between them in a mutually satisfactory manner.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained in the herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

AGREEMENT:

1.          Termination of Employment. Employee acknowledges that his employment by LL and/or its affiliated entity(ies) (collectively and, where applicable, individually, the “Company”) concluded on May 21, 2015 (the “Separation Date”).

2.          Separation Pay. In consideration of Employee’s acceptance of this Agreement, and expressly subject to the Employee's ongoing compliance with the Agreement, including but not limited to Sections 5 and 7-9 herein, the Company shall:

i.            pay to Employee a sum totaling one-million dollars ($1,000,000) (the “Separation Pay”). The Separation Pay shall be paid as follows:

- an initial lump sum payment constituting five hundred thousand dollars ($500,000) of the Separation Pay, less applicable taxes and withholdings, shall be paid in the first regular pay period occurring after the Effective Date of this Agreement; and

- the remaining half ($500,000) of the Separation Pay shall be paid in twenty-six (26) equal weekly installments, pursuant to the Company’s normal payroll procedures, beginning on the first regular pay period occurring after the payment of the initial lump sum payment.

ii.         waive and release its right to collect payback or restitution for payments made to Employee pursuant to the Relocation Assistance Agreement between Company and Employee executed on or about February 5, 2014.

Employee agrees that, in the event that (a) the Company issues a restatement which restatement is found by a final order of a competent court or governmental agency to have been caused by Employee’s material noncompliance, due to misconduct, with financial reporting requirements under federal securities laws and, as a consequence of such restatement and finding, repayment or clawback of the amounts herein are determined by a final order of a competent court or governmental agency to be mandated pursuant to any law, government regulation or stock exchange listing or (b) Employee breaches this Agreement, expressly including but not limited to Sections 5 and 7-9 herein; then, in each such instance, in addition to compensation for any damages incurred by the Company, and/or any injunctive relief provided for herein or otherwise, Employee shall be liable for the repayment of all amounts paid to Employee pursuant to this Section 2, and Employee agrees to repay all such amounts in full.

3.           Consideration/Complete Payment. Employee hereby agrees and acknowledges that the benefits set forth in Section 2 of this Agreement are more than the Company is required to provide under its normal policies and procedures, are more than Employee is entitled to under the Executive Employment Agreement and any other agreement or contract with the Company, and that they are in addition to anything of value to which Employee already is entitled. Employee further agrees that, other than with respect to payments regarding the non-released rights for monetary or other benefits described in Section 4 below (the “Non-Released Rights”), the payments and performances described in this Agreement are all that Employee shall be entitled to receive from the Company, except for vested qualified retirement benefits, if any, to which Employee may be entitled under the Company's ERISA plans. Except as expressly provided herein (including with respect to the Non-Released Rights) or as required by law, the Company shall not be required to make any payments of any kind to Employee. Employee acknowledges that May 21, 2015 was his final date of employment, and that any non-qualified stock options or shares of common stock, whether provided for under Lumber Liquidators Holdings, Inc. Equity Compensation Plan or otherwise, which did not vest as of May 21, 2015 are forever forfeited. Employee further agrees and acknowledges that he shall have no right or claim to any bonus payment from the Company including, but not limited to, any bonus under the LL’s Annual Bonus Plan for Executive Management, nor any right or claim to any additional severance payment under his Executive Employment Agreement or otherwise. Notwithstanding the termination, expiration or nonrenewal of this Agreement, the parties shall be required to carry out any provisions of this Agreement that contemplate performance by them after such termination, expiration or nonrenewal, expressly including Sections 5 and 7-9.

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4.          General Release. Other than with respect to the Non-Released Rights set out below, Employee hereby knowingly and voluntarily releases and forever discharges the Company, any related companies, and the former and current employees, officers, agents, directors, shareholders, investors, attorneys, affiliates, successors and assigns of any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Employee had, has or may have against any of the Released Parties, including but not limited to, any claims or demands based upon or relating to Employee’s employment with the Company, the Executive Employment Agreement, or the cessation of Employee’s employment with the Company. This complete release includes, but is not limited to, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes, but is not limited to, a release by Employee of any claims for wrongful discharge, breach of contract, defamation, or any other statutory, common law, tort, contract, or negligence claim that Employee had, has or may have against any of the Released Parties. This release covers both claims that Employee knows about and those claims Employee may not know about. Employee further acknowledges that Employee has received compensation for all hours worked in accordance with applicable state and federal laws.

Notwithstanding the above, this release does not include a release of (i) Employee’s right, if any, to payment of vested qualified retirement benefits under the Company’s ERISA plans; (ii) Employee’s right, if any, to benefits under the Company’s health, dental and vision insurance plans that arose or vested on or before the Separation Date; (iii) the right, if any, to continuation in the Company’s medical plans as provided by COBRA; (iv) Employee’s right, if any, to indemnification and/or advancement of expenses (including attorney’s fees) in accordance with any applicable Company Bylaws or the DGLC; (v) Employee’s right, if any, to coverage under directors’ and officers’ liability insurance policy or policies of the Company and its subsidiaries and affiliates; or (vi) Employee’s rights under this Agreement. Nothing in this Section 4, nor any other provision of this Agreement, waives or affects Employee’s right to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or to provide information to, or participate as a witness in, an investigation undertaken or a proceeding initiated by the EEOC. However, Employee waives Employee’s right to monetary or other recovery, including attorney’s fees, should Employee or any federal, state or local administrative agency pursue any EEOC claims on Employee’s behalf arising out of Employee’s employment or the conclusion of his employment with the Company.

Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law.

5.          No Future Lawsuits. To the fullest extent allowed by law, Employee promises never to file a lawsuit asserting any claims that are released in Section 4. In the event Employee breaches this Section 5, Employee shall pay to the Company all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses. Notwithstanding the foregoing, this Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date that Employee signs this Agreement. Further, the parties acknowledge and agree that this Agreement and this Section 5 shall not be construed to prohibit the exercise of any rights by Employee that Employee may not waive or forego as a matter of law.

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6.          Disclaimer of Liability. This Agreement and the payments and performances hereunder are made solely to assist Employee in making the transition from employment with Company, and are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of Company.

7.          Confidentiality. Employee shall not disclose or use at any time for a period of ten (10) years after the Separation Date, or as otherwise protected by applicable law including the Virginia Uniform Trade Secrets Act, whichever is longer, any Confidential Information (as defined below) of which Employee is aware, whether or not such information was developed by him, except to the extent that such disclosure or use is directly related to and required by this Agreement or is required to be disclosed by law, court order, or similar compulsion or (ii) as is necessary for Employee to defend himself in any matters, lawsuits, investigation and inquiries arising out of his employment as an officer of the Company or his position as a director on the Company’s Board of Directors (“Relevant Claims”); provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that Employee shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. Employee shall take reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Employee acknowledges and agrees that all Confidential Information, which Employee had access to, received or generated in the course of providing, directly or indirectly, services to the Company, is the sole property of the Company and shall be returned to the Company at the conclusion of all proceedings relating to Relevant Claims. Employee will allow the Company access all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof, including electronic and tangible copies) that constitute Confidential Information (as defined below) of the Company which Employee possesses or has under his control and provide copies to the Company of any such Confidential Information as the Company requests; provided that, while Employee will – consistent with Section 9 below – work cooperatively with the Company with respect to Relevant Claims and share materials and information Employee and his counsel have generated as Employee and his counsel deem appropriate, nothing in this Agreement (including in Sections 7 and 9) shall require Employee or his counsel to share any such material or information with the Company to the extent it is covered by attorney-client or other privileges belonging to Employee or is attorney work product of his counsel. Notwithstanding anything herein to the contrary, Employee may retain personal papers relating to his employment, compensation and benefits.

As used in this Agreement, the term “Confidential Information” means any data or information related to the Company’s business operations and is not generally known by the public, and that was made known to Employee or acquired by Employee in the course of his employment with the Company or directly or indirectly providing services to the Company, including business and trade secrets and the following: (i) reports, pricing, sales manuals and training manuals, selling, purchasing, and pricing procedures, and financing methods of the Company, together with any proprietary techniques utilized by the Company in designing, developing, testing or marketing its products, product mix and supplier information or in performing services for clients, customers and accounts of the Company; (ii) the business plans and financial statements, reports and projections of the Company; (iii) research or development projects or results; (iv) identities and addresses of consultants, customers or clients and prospective clients, or any other Confidential Information relating to or dealing with the business operations or activities of the Company; (v) trade secrets and other intellectual property of the Company; and (vi) existing or contemplated software, products, databases, services, technology, designs, processes and research or product developments of the Company. Notwithstanding the foregoing or any other provision herein, Confidential Information shall not include any information that (A) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Employee, (B) becomes known to Employee through disclosure by independent third-party sources having a legal right to disclose such information, or (C) is independently developed by Employee without reference to Confidential Information.

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Nothing in this Section 7 or in any other provision of this Agreement prohibits Employee or Company from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that he has made such reports or disclosures.

8.          Restrictive Covenants. Employee acknowledges that, in the course of his employment with the Company, he has become familiar with the Company’s trade secrets and other Confidential Information and that his services have been of special, unique and extraordinary value to the Company. Therefore, notwithstanding anything else in this agreement to the contrary, Employee hereby covenants and agrees to abide by the terms and conditions of the restrictive covenants contained in his Executive Employment Agreement, including, without limitation, the restrictions and covenants contained in Article III of the Executive Employment Agreement.

Employee understands that these restrictions will not limit his ability to earn a livelihood and that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions (given his education, skills and ability). Employee further understands that (i) the Company would not have consummated this Agreement but for the covenants contained in this Section 8 and (ii) the provisions of Sections 7 and 8 are reasonable and necessary to preserve the business of the Company.

Employee shall inform any prospective employer of these restrictions during any period when such restrictions remain effective and provide such employer with a copy of such restrictions prior to the commencement of that employment.

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9.          Cooperation. Subject to the proviso in Section 7 regarding material or information covered by attorney-client or other privileges belonging to Employee or attorney work product of his counsel, Employee agrees that for a period of ten (10) years following the Separation Date, Employee shall have a continuing duty to fully and promptly cooperate with the Company and its legal counsel by providing any and all requested information and assistance concerning any legal or business matters that in any way relate to Employee’s actions or responsibilities as an employee of the Company, or to the period during Employee’s employment with the Company. Such cooperation shall include but not be limited to truthfully and in a timely manner participating and consulting concerning facts, responding to questions, providing pertinent information, providing affidavits and statements, preparing for and attending depositions, and preparing for and attending trials, hearings and other proceedings. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations. The Company shall use its reasonable efforts to coordinate with Employee the time and place at which Employee's reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business commitment that Employee may have. The coordination and communication from the Company to the Employee regarding Employee’s cooperation shall come through the Company’s chief legal counsel or designee thereof. The Company shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in compliance with this Section, including any reasonable travel expenses incurred by Employee in providing such assistance. At no time subsequent to the Separation Date shall Employee be deemed to be a contractor or employee of the Company.

The Company agrees to provide Employee and his counsel with electronic copies of documents in the Company’s possession and control that Employee needs to defend himself regarding Relevant Claims, including, but not limited to, all documents produced by the Company to either the Securities and Exchange Commission or the Department of Justice.

The Company will provide Employee with a letter in the form attached as Exhibit B.

10.         Enforcement. Employee agrees that the Company has a legitimate business interest to protect justifying the covenants set forth in Sections 7-9. Such legitimate business interests include: (i) trade secrets, (ii) valuable Confidential Information that does not otherwise qualify as a trade secret, (iii) substantial relationships with prospective or existing Customers, (iv) Customer goodwill, and (v) preservation of the brands with which Employee has operated. For purposes of the Company obtaining specific performance and/or injunctive relief, Employee acknowledges that irreparable injuries shall be presumed in the event that Employee violates his covenants herein contained. Because the Employee’s services are unique and because the Employee has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of Sections 7-9 of this Agreement, the Company and its successors or assigns may, in addition to other rights and remedies existing in their favor under this Agreement, at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions in Sections 7-9 hereof. In addition to the foregoing, if any action should have to be brought by the Company against the Employee to enforce the provisions of this Agreement, the Employee recognizes, acknowledges and agrees that the Company may be entitled (without limitation) to (a) preliminary and permanent injunctive relief restraining the Employee from unauthorized disclosure or use of any trade secret or Confidential Information, in whole or in part, or otherwise violating any of the restrictive covenants set forth herein, and (b) actual damages. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equity remedies available for breach or threatened breach to the provisions of this Agreement, which may otherwise be available. In the event of an alleged breach or violation by the Employee of Sections 7-9 of this Agreement, the parties agree that the court, in its discretion, may toll the Restricted Period during the period of the breach.

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11.         Claim for Reinstatement. Employee agrees to waive and abandon any claim to reinstatement with Company.

12.         Period for Review and Consideration of Agreement. Employee understands that Employee has been given a period of twenty one (21) days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this 21-day period as Employee wishes prior to signing.

13.         Employee’s Right to Revoke Agreement. Employee may revoke this Agreement within seven (7) days of Employee’s signing it. Revocation can be made by delivering a written notice of revocation to Sandra Whitehouse, Senior Vice President, Human Resources, 3000 John Deere Road, Toano, Virginia 23168. For this revocation to be effective, written notice must be received by Ms. Whitehouse no later than the close of business on the seventh day after Employee signs this Agreement. If Employee has not revoked the Agreement, the eighth (8th) day after Employee signs this Agreement shall be the Effective Date for purposes of this Agreement.

14.         Encouragement to Consult with Attorney. Employee is encouraged to consult with an attorney before signing this Agreement.

15.         Execution of Documents. Each of the parties hereto shall execute any and all further documents and perform any and all further acts reasonably necessary or useful in carrying out the provisions of this Agreement.

16.         Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

17.         Acknowledgment. Employee acknowledges that Employee has signed this Agreement freely and voluntarily without duress of any kind. Employee has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.

18.         Entire Agreement. This Agreement contains the entire understanding of the parties concerning the separation benefits being provided to Employee herein. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by all parties.

19.         Successorship. It is the intention of the parties that the provisions hereof are binding upon, and inure to the benefit of, the parties, their employees, affiliates, agents, heirs, estates, successors and assigns forever.

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20.         Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

21.         Arbitration of Disputes. Except as to a request for an injunction or similar equitable relief as provided in Section 10, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be fully and finally settled by arbitration administered by Judge Daniel Weinstein of JAMs, and a judgment on the award rendered by Judge Weinstein may be entered in any court having jurisdiction thereof. The place of arbitration shall be the City of New York, New York. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. Provided, however, that prior to initiating arbitration under this section, the Parties agree to provide no fewer than thirty (30) days advance notice to the other party and, during such notice period, the Parties agree to engage in a good faith effort to resolve the applicable dispute(s) between them in good faith negotiations.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have freely and voluntarily executed this Agreement in a manner so as to be binding on the dates stated below.

EMPLOYEE

May 18, 2016	/s/ Robert Martin Lynch
Date	Robert Martin Lynch

LUMBER LIQUIDATORS HOLDINGS, INC.

May 18, 2016	By:	/s/ John M. Presley
Date
	Its:	President and CEO

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EXHIBIT A

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 17th day of December, 2010, by and between Lumber Liquidators Holdings, Inc. and Robert Martin Lynch (“Employee”). Hereinafter, Lumber Liquidators Holdings, Inc. and its subsidiaries shall collectively be referred to as “Lumber Liquidators” or the “Company”, unless the context otherwise requires.

WHEREAS, the Company is primarily engaged in the business of the production and retail sale of hardwood, laminate, engineered, bamboo, cork and resilient flooring and related products;

WHEREAS, the Company maintains its corporate headquarters in Toano, Virginia, and operates retail locations throughout the United States and Canada;

WHEREAS, Employee has certain valuable experience and expertise in matters related to the management of enterprises similar to the Company’s business; and

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company under the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

ARTICLE I

EMPLOYMENT

1.1. Employment.

(a) The Company will employ Employee in the position of President and Chief Operating Officer and, in that position, Employee will report directly to the Chief Executive Officer. The Company retains the right to make reasonable changes in Employee’s duties and reporting relationships as may be determined by the Company.

(b) This Agreement, and Employee’s employment hereunder, is conditioned upon (i) Employee’s successful completion of a drug screen in compliance with state and federal law and as more fully set forth in the Company’s policies, (ii) Employee’s successful completion of a background screen, to be completed in compliance with applicable state and federal law, and (iii) Employee’s ability to satisfactorily comply with the I-9 requirements set forth by the Immigration Reform and Control Act of 1986.

1.2. Term. Employee’s employment with the Company shall begin on January 17, 2011 (“Commencement Date”) and shall continue for a period of five (5) years from such date, unless it is terminated earlier in accordance with Article II of this Agreement. The term of this Agreement may be extended upon written agreement by Employee and a designated representative of the Company’s Board of Directors. Notwithstanding the termination of this Agreement for whatever reason, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.

1.3. Duties. In the position of President and Chief Operating Officer, Employee will be a key employee of the Company and will be involved in the Company’s strategic planning. In his executive capacity with the Company, Employee shall:

(a) Report to the Chief Executive Officer and/or the Board of Directors.

(b) Diligently perform the duties and exercise the powers and functions which from time to time may reasonably be required of, assigned to, or vested in Employee by the Company, the Chief Executive Officer and/or the Board of Directors. The Company shall have the sole authority and discretion to set and establish the reasonable work schedules, duties, and standards applicable to Employee.

(c) Comply with all policies, standards and rules of the Company now or hereafter promulgated.

(d) During working hours, devote the whole of Employee’s time, attention and ability to Employee’s duties hereunder at such place or places as the Company shall from time to time reasonably determine. It is expected that Employee will relocate to the Williamsburg/Richmond, Virginia area

(e) Employee shall not, during the term hereof, directly or indirectly, engage or associate with, or become employed with, as an employee, consultant, or otherwise, any other business without the prior written approval of the Board of Directors of the Company.

(f) Well and faithfully serve the Company to the best of Employee’s abilities, and at all times use Employee’s best efforts to promote, develop, and extend the interests of the Company.

1.4. Compensation.

(a) Base Salary. Employee shall receive an annual base salary of $500,000 payable to Employee in accordance with the Company’s normal payroll schedule. The Company shall withhold state and federal income taxes, social security taxes and shall make such other payroll deductions as may be required by law or mutually agreed upon in writing by Employee and the Company. On or about March 2012, Employee’s base salary will increase to $550,000 per annum subject to Employee’s satisfactory performance as determined by the Company.

(b) Signing Bonus. After Employee begins employment with the Company, the Company shall pay to Employee a gross signing bonus of $60,000 as soon as administratively possible. The Company shall withhold state and federal income taxes, social security taxes and shall make such other payroll deductions as may be required by law or mutually agreed upon in writing by Employee and the Company.

(c) Incentive Bonus Plan. Effective on the Commencement Date, Employee will be eligible to participate in the Company’s Annual Bonus Plan for Executive Management (the “Bonus Plan”). Under the terms of the Bonus Plan as approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), Employee will be eligible to receive a yearly bonus in an amount up to 75% of Employee’s base salary. Of that target bonus amount, 75% will be based upon Lumber Liquidators’ performance as a company and the remaining 25% will be based upon goals and objectives specific to Employee’s position, each as defined by the Compensation Committee. The awarding (or decision not to award) a bonus and the amount thereof is a decision left to the sole discretion of Lumber Liquidators and the Compensation Committee. The Bonus Plan is subject to amendment, modification or termination, with or without notice, in the Company’s sole discretion. All compensation payments, bonus payments, and benefits provided to Employee shall be subject to all applicable withholding and deductions.

(d) Relocation Expenses. Employee’s relocation expenses shall be covered in accordance with the Company’s Relocation Policy, a copy of which has been provided to Employee.

(e) Benefits. Employee shall be entitled to participate in or become a participant in any employee benefit plan and fringe benefits maintained by the Company for which Employee is or will become eligible on such terms as the Company, in its discretion, may uniformly establish, maintain, modify or otherwise change for executive level employees. The uniformly applied benefits plans and fringe benefits contemplated hereby may be amended, enlarged, or diminished by the Company at any time in the Company’s discretion.

(f) Paid Time Off. Employee will be provided twenty (20) days of paid time off (“PTO”) per year beginning on the Commencement Date. PTO includes sick and vacation time but not holidays. Unused PTO will not be carried over to subsequent years.

(g) Holidays. Lumber Liquidators observes six (6) scheduled holidays each year. Those holidays currently are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The holiday schedule is established in advance of each year and is subject to change.

(h) Severance Payment and Separation Benefits. Should Employee’s employment be involuntarily terminated by Company for any reason other than “for cause” (as defined in Section 2.3(a)), Employee shall be entitled to the following:

i.	One (1) year of Employee’s base salary payable in twelve (12) equal monthly installments commencing on the 60th day following termination of employment; and

ii.

If, after the date of the termination of Employee’s employment with the Company, Employee elects to continue and maintains health, vision and dental insurance through COBRA continuation coverage, Company agrees to pay to the Employee for a period of twelve (12) months following the date of termination, an amount equal to the portion of the premium for such insurance that Company would have paid had Employee maintained such insurance prior to the date of his termination. Employee shall be responsible for paying the entire premium.

Employee acknowledges and understands that the amounts set forth in this Section 1.4(h) are taxable income to Employee for which Employee is responsible. To the extent required because Employee is a “specified employee” as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations thereunder (“Section 409A”) as of the date of Employee’s termination of employment, any payments or benefits provided under this Section 1.4(h) shall commence on the first day of the month following the six-month anniversary of Employee’s termination of employment, with installments that would have been paid during such six-month delay included in the first payment. The making of any severance payments or the providing of any benefits as set forth in this Section 1.4(h) is strictly conditioned upon (a) the Employee executing a release of the Company, its subsidiaries and affiliates, its officers, directors and employees, and its and their respective successors within the 60 day period commencing on Employee’s termination of employment and (b) Employee’s continued compliance with the provisions of Article III. “Termination of employment” under this Agreement shall be determined in a manner consistent with the definition of separation from service under Section 409A.

1.5. Stock Options, Restricted Stock. In addition to the compensation described in Section 1.4 above, the Board of Directors or a committee thereof shall grant to Employee as of the Commencement Date the following stock options and stock awards pursuant and subject to the terms, limitations and conditions of the Lumber Liquidators Holdings, Inc. 2007 Equity Compensation Plan and agreements that will be substantially similar to the forms of agreement used in connection with prior grants of stock options and restricted stock awards to the Company’s executive officers (except as specifically described below):

(a) A whole number of non-qualified stock options with a cumulative value of approximately $4,400,000, subject to adjustment as set forth below, determined by using the Black-Scholes-Merton method as of the Commencement Date (the “Option Shares”). The Option Shares shall vest in accordance with the following schedule:

Percentage of Option Shares Exercisable	Vesting Date

20%	First Anniversary of Commencement Date
20%	Second Anniversary of Commencement Date
20%	Third Anniversary of Commencement Date
20%	Fourth Anniversary of Commencement Date
20%	Fifth Anniversary of Commencement Date

(b) A whole number of shares of common stock with a cumulative value of approximately $330,000 as of the date of the Commencement Date (the “Stock Shares”). The Stock Shares shall vest in accordance with the following schedule:

Percentage of Stock Shares Exercisable	Vesting Date

33.3%	Commencement Date
33.3%	Six Months After Commencement Date
33.3%	Twelve Months After Commencement Date

If Employee ceases to be employed by the Company for any reason, any of the Option Shares or Stock Shares that are not yet vested will be forfeited. In addition, the Lumber Liquidators Holdings, Inc. 2007 Equity Compensation Plan limits the aggregate number of awards that may be granted to any one individual during a plan year to awards covering no more than 400,000 shares of common stock. In the event the aggregate number of stock options and stock awards to be granted pursuant to this Section 1.5 would exceed this limitation, the number of stock options granted pursuant to Section 1.5(a) will be reduced to the extent necessary to comply with this limitation. Any such reduction will be made on a pro rata basis such that the percentage of stock options vesting at a given time is consistent with the percentages set forth above.

1.6. Reimbursement of Business Expenses. The Company shall reimburse Employee for all normal and customary business expenses reasonably incurred during the term of this Agreement by Employee in the proper performance of his duties under this Agreement, consistent with written Company policy. With respect to reimbursement, Employee shall comply with the Company’s policies regarding documentation and submittal of expenses incurred.

1.7. Cessation of Compensation. Except as provided by Sections 2.3(b), 2.4(b) and 2.4(c) of this Agreement, all compensation and benefits provided Employee under this Agreement will stop on the date of the cessation of the Employee’s employment hereunder, except where Employee is eligible for continuation of such benefits as specified by federal laws or laws of the Commonwealth of Virginia, including continuation of group health insurance benefits pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

ARTICLE II

TERMINATION

2.1. Illness and Incapacity. If, during the term of Employee’s employment, Employee is prevented, in the Company’s reasonable judgment, from effectively performing any essential part of his duties under this Agreement for a period in excess of 90 consecutive days (or more than 120 days during any period of 365 calendar days) by reason of illness, disability, or any other reason, the Company, by written notice to Employee, may terminate Employee’s employment. Upon delivery to Employee of such notice, Employee’s employment and all obligations of the Company under Article I will terminate, other than with respect to Employee’s entitlement to (a) any earned but unpaid salary and accrued but unused PTO, and (b) any benefits for which he is then eligible. The obligations of Employee under Article III of this Agreement will continue notwithstanding the cessation of Employee’s employment pursuant to this Section.

2.2. Death. The Agreement and the parties’ obligations hereunder shall terminate upon the death of Employee; provided, however, that in such event, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to termination, and the Company shall pay to the estate of the Employee any earned but unpaid salary and accrued but unused PTO as of the date of Employee’s death.

2.3. Termination by the Company. Employee’s employment under this Agreement may be terminated by the Company with or without cause as set forth hereunder.

(a) The Company shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. For purposes of this Agreement, “Cause” shall include:

i.	Unauthorized use or disclosure of the Company’s confidential information or trade secrets;

ii.	Material breach of any agreement between Employee and the Company, including this Agreement, which such breach is not cured within ten (10) days after Employee’s receipt of prior written notice thereof from the Company;

iii.	Material failure to comply with the Company’s policies or rules, which such failure is not cured within ten (10) days after Employee’s receipt of prior written notice thereof from the Company;

iv.	Conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or any crime of moral turpitude;

v.	Intentional failure to perform Employee’s duties or refusal to abide by or comply with the lawful directives of the Company;

vi.	Willful dishonesty, fraud, misconduct, or gross negligence with respect to the business or affairs of the Company that, in the reasonable judgment of the Company, materially and adversely affects the operations or reputation of the Company; and

vii.

Failure of the Company to meet financial performance measurements set by the Company’s Board of Directors; provided, however, that such failure shall not constitute grounds for termination of Employee’s employment by the Company for “Cause” hereunder if such failure is the result of (A) events, occurrences or circumstances affecting the economy or financial markets in general, or (B) other events, occurrences or circumstances which Employee cannot control.

(b) Employee’s employment hereunder may also be terminated without Cause by the Company upon thirty (30) days written notice to the Employee. In the event Employee’s employment under this Agreement is terminated by the Company without Cause, Employee shall be entitled to:

i.	Any earned but unpaid salary and accrued but unused PTO as of the date of termination; and

ii.	The applicable severance payment as set forth in Section 1.4(h), provided Employee complies with Section 1.4(h) and subject to the payment conditions set forth therein.

(c) Any provision to the contrary notwithstanding, with respect to Section 2.3(a), the ten (10) day corrective periods therein referenced shall only apply to matters readily correctable within a ten (10) day period, and such correction period shall be reasonably extended beyond ten (10) days for all other deficiencies so as to allow a reasonable period for corrective action in reference to the specifically-identified deficiency.

2.4. Termination by Employee.

(a) Employee may terminate his employment hereunder by providing the Company with sixty (60) days written notice of his intention to resign. Without converting such termination to a termination by the Company without Cause or reason (as noted in Section 2.3(b), the Company may provide Employee with Employee’s salary in an amount equivalent to that due over the applicable notice period in lieu of allowing the Employee to continue his employment throughout the required notice period. In such case, the effective date of Employee’s termination shall be the date that the Company makes such payment to Employee. If Employee terminates his employment under this Section, he shall have no right to receive any further compensation or benefits (including severance payments or payments under the applicable Bonus Plan), if any, under this Agreement after the effective date of the termination of his employment.

(b) Upon occurrence of a Change of Control and a resulting material reduction in either Employee’s compensation or job responsibilities, Employee may, within sixty (60) days of the Change of Control, elect to terminate his employment. In such instance, provided that Employee declares his intent in writing to the Company to terminate his employment within sixty (60) days of the Change of Control, Employee shall be entitled to the compensation package set forth in Section 2.3(b). For purposes of this Section 2.4(b) the term “Change of Control” shall have the meaning ascribed to such term in the Lumber Liquidators Holdings, Inc. 2007 Equity Compensation Plan.

(c) Employee shall have the right to terminate employment under this Agreement at any time upon thirty (30) days written notice to the Company after a Good Reason Event. For purposes of this Agreement, a “Good Reason Event” shall include (i) failure to pay or provide, or a material reduction in, Employee’s compensation or Employee’s benefits, (ii) a material reduction in Employee’s responsibilities within the Company, or (iii) a material breach of this Agreement by the Company which is not cured within ten (10) days after the Company’s receipt of prior written notice thereof from Employee, or such other period as is reasonable for a curative response. In the event that Employee terminates this Agreement in connection with a Good Reason Event, Employee shall be entitled to the compensation package set forth in Section 2.3(b).

2.5. Continuation of Obligations. Regardless of how Employee’s employment with the Company ends, the obligations of Employee under Article III of this Agreement shall continue notwithstanding the cessation of Employee’s employment. In addition, no cessation of the Employee’s employment with the Company shall affect any liability or other obligation of Employee that shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach of this Agreement.

ARTICLE III

EMPLOYEE’S COVENANTS AND AGREEMENTS

3.1. Proprietary Rights. All rights, including without limitation any writing, discoveries, inventions, innovations, and computer programs and related documentation and all intellectual property rights therein, including without limitation copyright (collectively “Intellectual Property”) created, designed or constructed by Employee during the Employee’s term of employment with the Company, that are related in any way to Employee’s work with the Company or to any of the products and/or services provided by the Company, shall be the sole and exclusive property of the Company. Employee agrees to deliver and assign to the Company all such Intellectual Property and all rights which Employee may have therein and Employee agrees to execute all documents, including without limitation patent applications, and make all arrangements necessary to further document such ownership and/or assignment and to take whatever other steps may be needed to give the Company the full benefit thereof. Employee further agrees that if the Company is unable after reasonable effort to secure the signature of Employee on any such documents, the Chief Executive Officer of the Company or a designee thereof shall be entitled to execute any such papers as the agent and attorney-in-fact of Employee and Employee hereby irrevocably designates and appoints each such person as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf and to take any and all actions required or authorized by the Company pursuant to this subsection. Without limitation to the foregoing, Employee specifically agrees that all copyrightable materials generated during the term of Employee’s employment with the Company, including but not limited to, computer programs and related documentation, that are related in any way to Employee’s work with the Company or to any of the services provided by the Company, shall be considered works made for hire under the copyright laws of the United States and shall upon creation be owned exclusively by the Company. To the extent that any such materials, under applicable law, may not be considered works made for hire, Employee hereby assigns to the Company the ownership of all copyrights in such materials, without the necessity of any further consideration, and the Company shall be entitled to register and hold in its own name all copyrights in respect of such materials. The provisions of this section shall apply regardless of whether any activities related to the creation of any Intellectual Property took place inside or outside of the Company’s working hours.

3.2. Confidential Information. Employee understands and agrees that:

(a) in the course of his employment with the Company, he will acquire information that could include, in whole or in part, information concerning Company sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer purchases from the Company, Company sources of supply, Company computer programs, system documentation, special hardware, product hardware, related software development, Company manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to as “Confidential Information”);

(b) the Confidential Information is the property of the Company;

(c) the use, misappropriation, or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company;

(d) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret; and

(e) that Employee will not disclose the Confidential Information to others or use the Confidential Information for any reason other than on behalf of the Company, either during, or at any time following the cessation of, Employee’s employment with the Company. Notwithstanding anything to the contrary contained herein, Confidential Information shall not be deemed to include any information generally known or readily accessible in the trade or industry in which the Company is involved, provided the same are not in the public domain as a consequence of disclosure by the Employee in violation of this Agreement.

3.3. Return of Materials. Upon the cessation, for any reason, of Employee’s employment with the Company, Employee will promptly deliver to the Company all Company property, including but not limited to, all computers, phones, equipment, correspondence, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, and any documents concerning the Company’s customers, operations, products or processes (actual or prospective) or concerning any other aspect of the Company’s business (actual or prospective) and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

3.4. Non-Solicitation. Throughout any period during which Employee is an employee of the Company, and for a period of twenty-four (24) months from and after the date upon which Employee shall cease for any reason whatsoever to be an employee of the Company (the “Employment Cessation Date”) or for a period of twenty-four (24) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this Section of the Agreement in the event of a breach thereof by Employee, whichever is later, Employee covenants and agrees that Employee will not directly or indirectly, for himself or for the benefit of another:

(a) Solicit any person or entity who, during the twelve-month period immediately preceding the Employment Cessation Date, paid or engaged the Company for products or services of any type or who received the benefit of the Company’s services (a “Client”) to withdraw, curtail or cancel such Client’s relationship with the Company;

(b) Provide or agree to provide for any Client products or services of the type that the Company renders to its Clients, except for or on behalf of the Company in the exercise of Employee’s duties under this Agreement; or

(c) Induce or influence, or attempt to induce or influence, any person who, during the twelve-month period immediately preceding the Employment Cessation Date, is an employee, agent, independent contractor, partner, officer, supplier, vendor or director of the Company to terminate his, her or its relationship with the Company or cease providing services or products to or on behalf of the Company.

3.5. Non-Competition.

(a) Throughout any period during which Employee is an employee of the Company, and for a period of twenty-four (24) months from and after the Employment Cessation Date or for a period of twenty-four (24) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this Section of the Agreement in the event of a breach thereof by Employee, whichever is later, Employee covenants and agrees that:

i.	Employee will not compete with Company within the Restricted Area by performing for or providing to a Competing Business the same or materially similar duties or services that Employee performed for or provided to Company within the last 12 months of Employee’s employment with the Company;

ii.	Employee will not own or acquire, either as a proprietor, partner, member, shareholder, trustee, a greater than five percent (5%) equity or synthetic equity ownership interest, in any Competing Business within the Restricted Area.

(b) For purposes of this Section 3.5, the following definitions will apply:

i.	Competing Business. Any business which sells or distributes flooring products (including, but not limited to, hardwood, engineered, resilient, bamboo, cork and/or laminate flooring) or any other products or services substantially similar to those sold or provided by the Company within the twelve-month period immediately preceding the Employment Cessation Date that constituted more than five percent (5%) of the Company’s gross sales.

ii.	Restricted Area. Because of the national and expanding scope of the Company’s business, for purposes of this Agreement, the “Restricted Area” is defined as the United States of America and any city, town, county or metropolitan area in Canada in which the Company operates store locations as of the Employment Cessation Date.

ARTICLE IV

EMPLOYEES REPRESENTATIONS AND WARRANTIES

4.1. No Prior Agreements. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement, or understanding which in any manner would limit or otherwise affect his ability to perform any of his obligations under this Agreement, including, without limitation, any contract, agreement, or understanding containing terms and provisions similar in any manner to those contained in Article III. The Company shall have no liability under any such agreement between Employee and a third party.

4.2. Employee’s Abilities. Employee represents that his experience and capabilities are such that the provisions of Article III will not prevent him from earning a livelihood in the event his employment with the Company were to cease and Employee acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to violate any of the provision of Article III to the detriment of the Company or to otherwise breach his obligations under Article III.

4.3. Review by Counsel. Employee represents and warrants that this Agreement is the result of full and otherwise fair bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Employee review this Agreement and to verify that the terms and provisions of this Agreement are reasonable and enforceable.

ARTICLE V

GENERAL PROVISIONS

5.1. Authorization to Modify Restrictions. The invalidity of any portion of this Agreement shall not be deemed to affect the validity of any other provisions. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision. Further, if any part on any provision of this Agreement, including Article III, shall be determined to be invalid or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties agree that the court making such determination may reduce such extent, duration or geographical scope, or other provisions thereof, and in its reduced form such part or provision shall then be enforceable in the manner contemplated hereby.

5.2. No Waiver. The failure of either the Company or Employee to insist upon the performance of any term in this Agreement shall not waive any such term or any other term of this Agreement. Instead, this Agreement shall remain in full force and effect as if no such forbearance had occurred.

5.3. Company Violation Not a Defense. In an action by the Company for specific performance and/or injunctive relief under this Agreement, any claims asserted by Employee against the Company as violations of this Agreement shall not constitute a defense.

5.4. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter of this Agreement and may be amended only by a writing signed by each of them.

5.5. Governing Law, Section 409A. This Agreement will be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Virginia without regard to Virginia’s conflict of laws provisions. This Agreement is intended to comply with Section 409A and shall be interpreted and administered accordingly.

5.6. Consent to Jurisdiction. Employee hereby irrevocably submits to the jurisdiction of the appropriate state or federal courts located in the Commonwealth of Virginia in any action or proceeding arising out of or relating to disputes under this Agreement.

5.7. Venue. Employee irrevocably waives any current or future objection to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any Virginia state or federal court and any objection on the ground that any such action or proceeding in either court has been brought in an inconvenient forum. However, nothing in this Section 5.7 will affect the right of the Company to bring any action or proceeding against Employee or his property in the courts of other jurisdictions.

5.8. Remedy. Employee understands and acknowledges that the Company has a legitimate business interest in preventing Employee from taking any actions in violation of Article III of this Agreement and that Article III is intended to protect the legitimate business interests and goodwill of the Company. Employee further acknowledges that a breach of Article III of this Agreement will irreparably and continually damage the Company. Employee therefore agrees that in the event Employee violates any provision of this Agreement contained in Article III, the Company will be entitled to seek an injunction stopping Employee from breaching or continuing to breach Employee’s obligations thereunder, other appropriate injunctive relief, specific performance, any other equitable remedies and any and all remedies provided by law. Employee further acknowledges that the Company engages in a highly competitive business throughout the United States as well as countries outside of the United States, and further, that the geographic limitation contained in Section 3.5 is necessary to protect the Company’s business.

5.9. Recovery of Expenses. The prevailing party in any proceeding arising from this Agreement will be entitled to reasonable attorneys’ fees, costs, and the expenses of litigation from the non-prevailing party.

5.10. Agreement Binding. The obligations of Employee under this Agreement will continue as stated in this Agreement after the cessation of his employment with the Company and will inure to the benefit of any successors and assigns of the Company.

5.11. Counterparts, Section Headings. This Agreement may be executed in any number of counterparts. Each will be considered an original, but all will constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

5.12. Notices. All notices, demands, requests and other communications required by or in regards to this Agreement shall be in writing or by written telecommunication and given by personal delivery to the addressee, by mail (certified mail, return receipt requested, postage prepaid) or by telecommunication. Either party may from time to time change its address, facsimile number, electronic mail address or designated individual by notice to the other party.

To Company:	Lumber Liquidators Holdings, Inc.
3000 John Deere Road
Toano, Virginia 23168
Attention: General Corporate Counsel

To Employee:	Robert M. Lynch
1143 Rugby Court
San Jose, California 95120

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement or caused it to be executed this 17th day of December, 2010.

EMPLOYEE	LUMBER LIQUIDATORS HOLDINGS, INC.

/s/ Robert Martin Lynch	By:	/s/ Jeffrey W. Griffiths
Robert Martin Lynch	Name:	Jeffrey W. Griffiths
	Title:	Chief Executive Officer

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT to the Executive Employment Agreement (the “Agreement”) by and between Lumber Liquidators Holdings, Inc. (the “Company”) and Robert Martin Lynch (“Employee”) is made and entered into this 21st day of December, 2011.

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that certain changes to Employee’s title, duties and compensation are in the best interest of the Company; and

WHEREAS, the Company and Employee wish to amend the Agreement to reflect such changes.

NOW, THEREFORE, the Agreement is amended as set forth below, effective January 1, 2012:

FIRST: The first sentence of Section 1.1(a) is revised to read as follows: “The Company will employ Employee in the position of President and Chief Executive Officer and, in that position, Employee will report directly to the Board of Directors of the Company.”

SECOND: The term, “Chief Operating Officer,” in the first sentence of Section 1.3 is replaced with the term, “Chief Executive Officer.”

THIRD: The phrase, “the Chief Executive Officer and/or the Board of Directors,” in Section 1.3(a) is replaced with the phrase, “the Board of Directors.”

FOURTH: The phrase, “the Company, the Chief Executive Officer and/or the Board of Directors,” in Section 1.3(b) is replaced with the phrase, “the Company and/or the Board of Directors.”

FIFTH: Section 1.4(a) is replaced with the following:

(a) Base Salary. Employee shall receive an annual base salary of $550,000 payable to Employee in accordance with the Company’s normal payroll schedule. The Company shall withhold state and federal income taxes, social security taxes and shall make such other payroll deductions as may be required by law or mutually agreed upon in writing by Employee and the Company.

SIXTH: The phrase, “up to 75% of Employee’s base salary,” in the second sentence of Section 1.4(c) is replaced with the phrase, “up to 100% of Employee’s base salary.”

SEVENTH: The term, “Chief Executive Officer,” in Section 3.1 is replaced with the term, “Secretary.”

EIGHTH: The notice address in Section 5.12 for Employee shall be changed to the following:

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Executive Employment Agreement or caused it to be executed as of the date first written above.

EMPLOYEE	LUMBER LIQUIDATORS HOLDINGS, INC.

/s/ Robert Martin Lynch	By:	/s/ Jeffrey W. Griffiths
Robert Martin Lynch	Name:	Jeffrey W. Griffiths

	Title:	President and Chief Executive Officer